Exhibit 99.1

Item 8	Financial Statements and Supplementary Data

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	2
Financial Statements and Supplementary Data	3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Penn Virginia GP Holdings, L.P.:

We have audited the accompanying consolidated balance sheets of Penn Virginia GP Holdings, L.P., a Delaware limited partnership, and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn Virginia GP Holdings, L.P. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Penn Virginia GP Holdings, L.P.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2009, expressed an unqualified opinion on the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas

February 27, 2009, except for paragraph 41 of Note 4

to the consolidated financial

statements, which is as of

August 11, 2009

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per unit amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues
Natural gas midstream	$720,002	$433,174	$402,715
Coal royalties	122,834	94,140	98,163
Coal services	7,355	7,252	5,864
Other	31,389	14,879	11,149

Total revenues	881,580	549,445	517,891

Expenses
Cost of midstream gas purchased	612,530	343,293	334,594
Operating	32,677	20,964	20,003
Taxes other than income	4,258	3,040	2,354
General and administrative	28,976	25,393	21,024
Impairments	31,801	—	—
Depreciation, depletion and amortization	58,166	41,512	37,493

Total expenses	768,408	434,202	415,468

Operating income	113,172	115,243	102,423

Other income (expense)
Interest expense	(24,672)	(17,338)	(18,821)
Other	(2,739)	2,239	2,359
Derivatives	16,837	(45,568)	(11,260)

Net income	102,598	54,576	74,701
Less net income attributable to noncontrolling interests	(49,912)	(25,407)	(42,653)

Net income attributable to Penn Virginia GP Holdings, L.P.	$52,686	$29,169	$32,048

Net income per unit attributable to Penn Virginia GP Holdings, L.P. common unitholders, basic and diluted	$1.35	$0.75	$0.98

Weighted average number of units outstanding, basic and diluted	39,075	39,071	32,700

See accompanying notes to consolidated financial statements.

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	As of December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$18,338	$30,503
Accounts receivable, net of allowance for doubtful accounts	73,267	78,888
Derivative assets	30,431	1,212
Other current assets	4,263	4,104

Total current assets	126,299	114,707

Property, plant and equipment	1,093,526	877,571
Accumulated depreciation, depletion and amortization	(198,407)	(146,289)

Net property, plant and equipment	895,119	731,282

Equity investments	78,442	25,640
Goodwill	—	7,718
Intangible assets, net	92,672	28,938
Other long-term assets	35,142	33,966

Total assets	$1,227,674	$942,251

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$60,442	$65,763
Accrued liabilities	11,039	10,903
Current portion of long-term debt	—	12,561
Deferred income	4,842	2,958
Derivative liabilities	13,585	41,733

Total current liabilities	89,908	133,918

Deferred income	6,150	6,889
Other liabilities	18,078	19,517
Derivative liabilities	6,915	1,315
Long-term debt of PVR	568,100	399,153

Commitments and contingencies (see Note 19)

Partners’ capital
Common units (39,074,500 units outstanding at December 31, 2008 and December 31, 2007)	77,773	77,317
Accumulated other comprehensive loss	(2,212)	(3,274)
Gain on sale of subsidiary units (see Note 6)	193,981	150,459

Penn Virginia GP Holdings L.P. partners’ capital	269,542	224,502
Noncontrolling interests of subsidiaries	268,981	156,957

Total partners’ capital	538,523	381,459

Total liabilities and partners’ capital	$1,227,674	$942,251

See accompanying notes to consolidated financial statements.

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities
Net income	$102,598	$54,576	$74,701
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	58,166	41,512	37,493
Impairments	31,801	—	—
Derivative contracts:
Total derivative losses (gains)	(11,357)	50,163	13,213
Cash settlements on derivatives	(38,466)	(17,779)	(19,439)
Non-cash interest expense	2,693	678	769
Equity earnings, net of distributions received	(224)	(285)	1,317
Other	(1,048)	(845)	246
Changes in operating assets and liabilities
Accounts receivable	5,607	(11,901)	(914)
Accounts payable	(5,153)	13,791	(3,323)
Accrued liabilities	(3,520)	(2,228)	(2,333)
Deferred income	1,145	(1,799)	(1,676)
Other assets and liabilities	(5,055)	597	629

Net cash provided by operating activities	137,187	126,480	100,683

Cash flows from investing activities
Acquisitions, net of cash acquired	(260,376)	(176,917)	(91,259)
Additions to property, plant and equipment	(71,652)	(48,123)	(38,453)
Other	998	858	36

Net cash used in investing activities	(331,030)	(224,182)	(129,676)

Cash flows from financing activities
Distributions to partners	(108,263)	(79,579)	(60,813)
Proceeds from borrowings	453,800	220,500	85,800
Repayments of borrowings	(297,800)	(27,000)	(122,900)
Net proceeds from issuance of PVR partners’ capital	138,141	—	119,408
Other	(4,200)	597	(1,965)

Net cash provided by financing activities	181,678	114,518	19,530

Net increase (decrease) in cash and cash equivalents	(12,165)	16,816	(9,463)
Cash and cash equivalents – beginning of period	30,503	13,687	23,150

Cash and cash equivalents – end of period	$18,338	$30,503	$13,687

Supplemental disclosure:
Cash paid for interest	$23,282	$15,880	$18,312
Noncash investing and financing activities:
Issuance of PVR units for acquisition	$15,171	$—	$—
PVG units given as consideration for acquisition	$68,021	$—	$—
Other liabilities	$4,673	$—	$—

See accompanying notes to consolidated financial statements.

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL AND COMPREHENSIVE INCOME

(in thousands)

	Common Units		Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Gain on sale of subsidiary units	Penn Virginia GP Holdings, LP Partners' Capital	Noncontrolling Interests of Subsidiaries	Total Partners' Capital	Comprehensive Income (Loss)
Balance at December 31, 2005	—	$(33,645)	$(2,152)	$(1,300)	$—	$(37,097)	$323,571	$286,474
Adoption of SFAS No. 123(R)	—	(1,300)	—	1,300	—	—	—	—
Distributions paid	—	(22,426)	—	—	—	(22,426)	(38,387)	(60,813)
PVR units held for
compensation, net	—	157	—	—	—	157	—	157
Gain on sale of subsidiary units	—	(1,160)	—	—	—	(1,160)	—	(1,160)
Distribution of net assets to Penn Virginia	—	(13,868)	—	—	—	(13,868)	—	(13,868)
Issuance of units to Penn Virginia	32,125	5,218	—	—	—	5,218	(5,218)	—
Issuance of units to the public,						—	—	—
net of offering and other costs	6,900	117,818	—	—	—	117,818	—	117,818
Employee compensation and vesting of units	—	—	—	—	—	—	4,790	4,790
Net income	—	32,048	—	—	—	32,048	42,653	74,701	74,701
Other comprehensive loss	—	—	(1,654)	—	—	(1,654)	(2,106)	(3,760)	(3,760)

Balance at December 31, 2006	39,025	$82,842	$(3,806)	$—	$—	$79,036	$325,303	$404,339	$70,941

Issuance of units	50	860	—	—	—	860	—	860
Gain on sale of subsidiary units	—	—	—	—	150,459	150,459	(150,459)	—
Distributions paid	—	(35,554)	—	—	—	(35,554)	(44,021)	(79,575)
Net income	—	29,169	—	—	—	29,169	25,407	54,576	54,576
Other comprehensive income	—	—	532	—	—	532	727	1,259	1,259

Balance at December 31, 2007	39,075	$77,317	$(3,274)	$—	$150,459	$224,502	$156,957	$381,459	$55,835

Unit price adj for PVG units per EITF 99-12 (1)	—	2,474	—	—	—	2,474	—	2,474
Gain on sale of subsidiary units	—	—	—	—	43,522	43,522	(43,522)	—
Issuance of subsidiary units	—	—	—	—	—	—	157,108	157,108
Distributions paid	—	(54,704)	—	—	—	(54,704)	(53,559)	(108,263)
Net income	—	52,686	—	—	—	52,686	49,912	102,598	102,598
Other comprehensive income	—	—	1,062	—	—	1,062	2,085	3,147	3,147

Balance at December 31, 2008	39,075	$77,773	$(2,212)	$—	$193,981	$269,542	$268,981	$538,523	$105,745

(1)	Represents the unit price adjustment for the PVG units purchased by PVR from Penn Virginia Corporation (“Penn Virginia”) and subsequently given as consideration in the acquisition of Lone Star Gathering, L.P. (“Lone Star”). See Note 5 – “Acquisitions” for a description of this acquisition.

See accompanying notes to consolidated financial statements.

PENN VIRGINIA GP HOLDINGS, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Penn Virginia GP Holdings, L.P. (the “Partnership,” “we,” “us” or “our”) is a publicly traded Delaware limited partnership formed in June 2006 that owns three types of equity interests in Penn Virginia Resource Partners, L.P. (“PVR”), a publicly traded Delaware limited partnership. As of December 31, 2008, the equity interests are (1) a 2% general partner interest in PVR, which we hold through our 100% ownership interest in Penn Virginia Resource GP, LLC, PVR’s general partner, (2) all of the incentive distribution rights (“IDRs”), in PVR, which we hold through our 100% ownership interest in PVR’s general partner and (3) an approximately 37% limited partner interest in PVR. With the IDRs, we receive an increasing percentage of PVR’s quarterly distributions of available cash from operating surplus after certain levels of cash distributions have been achieved. Our only cash generating assets consist of our equity interests in PVR. Due to our control of the general partner of PVR, the financial results of PVR are included in our consolidated financial statements. However, PVR functions with a capital structure that is independent of ours, consisting of its own debt instruments and publicly traded common units.

Our general partner is an indirect wholly owned subsidiary of Penn Virginia. As of December 31, 2008, Penn Virginia and its subsidiaries owned an approximately 77% limited partner interest in us. PVR is a publicly traded Delaware limited partnership formed by Penn Virginia in 2001 and completed its initial public offering in October 2001.

2.	Business of Penn Virginia Resource Partners, L.P.

PVR currently conducts operations in two business segments: (i) coal and natural resource management and (ii) natural gas midstream.

The PVR coal and natural resource management segment primarily involves the management and leasing of coal properties and the subsequent collection of royalties. PVR’s coal reserves are primarily located in Kentucky, Virginia, West Virginia, Illinois and New Mexico. PVR also earns revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage, fees.

The PVR natural gas midstream segment is engaged in providing natural gas processing, gathering and other related services. PVR owns and operates natural gas midstream assets located in Oklahoma and Texas. PVR’s natural gas midstream business derives revenues primarily from gas processing contracts with natural gas producers and from fees charged for gathering natural gas volumes and providing other related services. In addition, PVR owns a 25% member interest in Thunder Creek Gas Services, LLC (“Thunder Creek”), a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin. PVR also owns a natural gas marketing business, which aggregates third-party volumes and sells those volumes into intrastate pipeline systems and at market hubs accessed by various interstate pipelines.

We, through our ownership of the general partner of PVR, manage the operations and activities of PVR. Most of PVR’s personnel are employees of Penn Virginia or its affiliates. PVR’s general partner is liable for all of PVR’s debts (to the extent not paid from PVR’s assets), except for indebtedness or other obligations that are made specifically non-recourse to us.

We do not receive any management fee or other compensation for the management of PVR. We and our affiliates are reimbursed for expenses incurred on PVR’s behalf. These expenses include the costs of employee, officer and director compensation and benefits properly allocable to PVR and all other expenses necessary or appropriate to conduct the business of, and allocable to, PVR. PVR’s partnership agreement provides that PVR’s general partner will determine the expenses that are allocable to PVR in any reasonable manner determined by PVR in its sole discretion.

3.	Unit Ownership Interests in Penn Virginia Resource Partners, L.P.

PVR makes quarterly cash distributions of its available cash, generally defined as all of PVR’s cash and cash equivalents on hand at the end of each quarter less cash reserves established by the general partner at its sole discretion. According to PVR’s partnership agreement, PVR’s general partner receives incremental incentive cash distributions if cash distributions exceed certain target thresholds as follows:

	Unitholders	General Partner
Quarterly cash distribution per unit:
First target—up to $0.275 per unit	98%	2%
Second target—above $0.275 per unit up to $0.325 per unit	85%	15%
Third target—above $0.325 per unit up to $0.375 per unit	75%	25%
Thereafter—above $0.375 per unit	50%	50%

The following table reflects the allocation of total cash distributions paid by PVR during the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands, except per unit information)
Limited partner units	$89,207	$76,536	$61,427
General partner interest (2%)	1,820	1,562	1,254
Incentive distribution rights	20,049	11,551	4,273

Total cash distributions paid	$111,076	$89,649	$66,954

Total cash distributions paid per unit	$1.82	$1.66	$1.48

On February 13, 2009, PVR paid a $0.47 per unit quarterly distribution to unitholders of record on February 2, 2009. This distribution was unchanged from the previous distribution paid on November 14, 2008.

Prior to our IPO in December 2006, Penn Virginia indirectly owned common units representing an approximately 37% limited partner interest in PVR, as well the sole 2% general partner interest and all of the IDRs in PVR. Penn Virginia received total distributions from PVR of $28.6 million in 2006, allocated among its limited partner interest, general partner interest and IDRs in PVR as shown in the following table:

Year Ended December 31, 2006
(in thousands)
Limited partner interest	$23,039
General partner interest (2%)	1,254
IDRs	4,273

Total	$28,566

In conjunction with our IPO, Penn Virginia contributed its general partner interest, including its IDRs, and most of its limited partner interest in PVR to us in exchange for the general partner interest and a limited partner interest in us. We also purchased additional common units and Class B units of PVR with the proceeds of our IPO. We received total distributions from PVR of $57.5 million and $45.6 million in 2008 and 2007, allocated among our limited partner interest, general partner interest and IDRs in PVR as shown in the following table:

	Year Ended December 31,
	2008	2007
	(in thousands)
Limited partner units	$35,648	$32,515
General partner interest (2%)	1,820	1,562
IDRs	20,049	11,551

Total cash distributions paid	$57,517	$45,628

4.	Summary of Significant Accounting Policies

Basis of Presentation

Unless otherwise indicated, for the purposes of our consolidated financial statements, the “Partnership,” “we,” “us” or “our” refers to Penn Virginia GP Holdings, L.P. and subsidiaries. References to the “parent company” are intended to mean Penn Virginia GP Holdings, L.P. individually as the parent company and not on a consolidated basis.

In accordance with generally accepted accounting principles, the distribution of net assets from the parent company to affiliates of Penn Virginia in December 2006 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, our historical consolidated financial information presented in this Annual Report on Form 10-K for periods prior to our receipt of contributions from Penn Virginia has been presented using the consolidated financial information of Penn Virginia Resource GP, LLC and subsidiaries, which was our predecessor company.

The presentation of such predecessor consolidated financial information assumes that the historical ownership interests in PVR held by affiliates of Penn Virginia (prior to the contribution of net assets in December 2006) were owned by the parent company. This method of presentation is substantially on the same basis that our consolidated results of operations and financial position have been presented since the contribution of net assets from affiliates of Penn Virginia.

Our consolidated financial statements include the accounts of the Partnership and all of our wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. PVR owns a 25% member interest in Thunder Creek, a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin and a 50% member interest in a coal handling joint venture. Earnings from PVR’s 25% member interest in Thunder Creek are recorded in the ther revenues line on the consolidated statements of income, and earnings from PVR’s 50% member interest in a coal handling venture are recorded in the coal services line on the consolidated statements of income. PVR’s investments in these equity affiliates are recorded on the equity investments line on the consolidated balance sheets. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These statements involve the use of estimates and judgments where appropriate.

Use of Estimates

Preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property, Plant and Equipment

Property, plant and equipment consist of PVR’s ownership in coal fee mineral interests, PVR’s royalty interest in oil and natural gas wells, forestlands, processing facilities, gathering systems, compressor stations and related equipment. Property, plant and equipment are carried at cost and include expenditures for additions and improvements, such as roads and land improvements, which increase the productive lives of existing assets. Maintenance and repair costs are expensed as incurred. Renewals and betterments, which extend the useful life of the properties, are capitalized. We compute depreciation and amortization of property, plant and equipment using the straight-line balance method over the estimated useful life of each asset as follows:

Useful Life
Gathering systems	15-20 years
Compressor stations	5-15 years
Processing plants	15 years
Other property and equipment	3-20 years

Coal properties are depleted on an area-by-area basis at a rate based on the cost of the mineral properties and the number of tons of estimated proven and probable coal reserves contained therein. Proven and probable coal reserves have been estimated by PVR’s own geologists and outside consultants. PVR’s estimates of coal reserves are updated periodically and may result in adjustments to coal reserves and depletion rates that are recognized prospectively. From time to time, PVR carries out core-hole drilling activities on its coal properties in order to ascertain the quality and quantity of the coal contained in those properties. These core-hole drilling activities are expensed as incurred. PVR depletes timber using a methodology consistent with the units-of-production method, but that is based on the quantity of timber harvested. PVR determines depletion of oil and gas royalty interests by the units-of-production method and these amounts could change with revisions to estimated proved recoverable reserves. When PVR retires or sells an asset, we remove its cost and related accumulated depreciation and amortization from our consolidated balance sheets. We record the difference between the net book value, net of any assumed asset retirement obligation (“ARO”), and proceeds from disposition as a gain or loss.

Intangible assets are primarily associated with assumed contracts, customer relationships and rights-of-way. These intangible assets are amortized over periods of up to 20 years, the period in which benefits are derived from the contracts, customer relationships and rights-of-way, and are combined with property, plant and equipment and are reviewed for impairment under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. See Note 12, “Intangible Assets, net” for a more detailed description of our intangible assets.

Asset Retirement Obligations

In accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, we recognize the fair value of a liability for an ARO in the period in which it is incurred. The determination of fair value is based upon regional market and specific facility type information. The associated asset retirement costs are capitalized as part of the carrying cost of the asset. See Note 14 – “Asset Retirement Obligations.” The long-lived assets for which our AROs are recorded include compressor stations, gathering systems and coal processing plants. The amount of an ARO and the costs capitalized equal the estimated future cost to satisfy the abandonment obligation using current prices that are escalated by an assumed inflation factor after discounting the future cost back to the date that the abandonment obligation was incurred using a rate commensurate with the risk, which approximates our cost of funds. After recording these amounts, the ARO is accreted to its future estimated value using the same assumed rate, and the additional capitalized costs are depreciated over the productive life of the assets. Both the accretion and the depreciation are included in depreciation, depletion and amortization (“DD&A”) expense on our consolidated statements of income.

In connection with PVR’s natural gas midstream assets, we are obligated under federal regulations to perform limited procedures around the abandonment of pipelines. We are unable to reasonably determine the fair value of such ARO because the settlement dates, or ranges thereof, are indeterminable. An ARO will be recorded in the period in which we can reasonably determine the settlement dates.

Impairment of Long-Lived Assets

We review long-lived assets to be held and used whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. We recognize an impairment loss when the carrying amount of an asset exceeds the sum of the undiscounted estimated future cash flows. In this circumstance, we recognize an impairment loss equal to the difference between the carrying value and the fair value of the asset. Fair value is estimated to be the present value of future net cash flows from the asset, discounted using a rate commensurate with the risk and remaining life of the asset.

The PVR natural gas midstream segment has completed a number of acquisitions in recent years. See Note 5, “Acquisitions,” for a description of the PVR natural gas midstream segment’s material acquisitions. In conjunction with our accounting for these acquisitions, it was necessary for us to estimate the values of the assets acquired and liabilities assumed, which involved the use of various assumptions. The most significant assumptions, and the ones requiring the most judgment, involve the estimated fair values of property, plant and equipment, and the resulting amount of goodwill, if any. Changes in operations, further decreases in commodity prices, changes in the business environment or further deteriorations of market conditions could substantially alter management’s assumptions and could result in lower estimates of values of acquired assets or of future cash flows. If these events occur, it is reasonably possible that we could record a significant impairment charge on our consolidated statements of income.

Impairment of Goodwill

Goodwill has been allocated to the PVR natural gas midstream segment. Under SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, goodwill recorded in connection with a business combination is not amortized, but tested for impairment at least annually.

Goodwill impairment is determined using a two-step test. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit to the book value, including goodwill. If the fair value of a reporting unit exceeds its book value, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is not required. If the book value of a reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value of that goodwill. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. The annual impairment testing is performed in the fourth quarter.

Management uses a number of different criteria when evaluating goodwill for possible impairment. Indicators such as significant decreases in a reporting unit’s book value, decreases in cash flows, sustained operating losses, a sustained decrease in market capitalization, adverse changes in the business climate, legal matters, losses of significant customers and new technologies which could accelerate obsolescence of business products are used by management when performing its evaluations. We tested goodwill for impairment during the fourth quarter of 2008 and recorded an impairment charge of $31.8 million. At December 31, 2008, we had no goodwill balance remaining at December 31, 2008. Our goodwill balance was $7.7 million at December 31, 2007. See Note 11 – “Goodwill” for a description of goodwill and the related impairment charge.

Equity Investments

PVR uses the equity method of accounting to account for its 25% member interest in Thunder Creek, as well as its investment in a 50% member interest in a coal handling joint venture, recording the initial investment at cost. Subsequently, the carrying amounts of the investment are increased to reflect PVR’s share of income of the investees and capital contributions and are reduced to reflect its share of losses of the investees or distributions received from the investees as the joint ventures report them. PVR’s share of earnings or losses from Thunder Creek is included in other revenues on the consolidated statements of income, and our share of earnings and losses from the coal handling venture is included in coal services on the consolidated statements of income. Other revenues also include amortization of the amount of the equity investments that exceed our portion of the underlying equity in net assets. PVR records amortization over the life of the contracts acquired in the Thunder Creek acquisition, which is 12 years, and the life of the coal services contracts entered into in connection with the coal handling joint venture, which is 15 years.

Debt Issuance Costs

Debt issuance costs relating to long-term debt have been capitalized and are being amortized over the term of the related debt instrument.

Long-Term Prepaid Minimums

PVR leases a portion of its reserves from third parties that require monthly or annual minimum rental payments. The prepaid minimums are recoupable from future production and are deferred and charged to coal royalties expense as the coal is subsequently produced. PVR evaluates the recoverability of the prepaid minimums on a periodic basis; consequently, any prepaid minimums that cannot be recouped are charged to coal royalties expense.

Environmental Liabilities

Other liabilities include accruals for environmental liabilities that PVR either assumed in connection with certain acquisitions or recorded in operating expenses when it became probable that a liability had been incurred and the amount of that liability could be reasonably estimated.

Concentration of Credit Risk

Approximately 79% of our consolidated accounts receivable at December 31, 2008 resulted from PVR’s natural gas midstream segment and approximately 21% resulted from PVR’s coal and natural resource management segment. Approximately 46% of PVR’s natural gas midstream segment accounts receivables and 37% of our consolidated accounts receivable at December 31, 2008 related to three natural gas midstream customers. No significant uncertainties related to the collectability of amounts owed to PVR exist in regard to these three PVR natural gas midstream customers. This customer concentration increases our exposure to credit risk on PVR’s receivables, since the financial insolvency of any of these customers could have a significant impact on our results of operations. As of December 31, 2008, no receivables were collateralized, and we had recorded a $1.4 million allowance for doubtful accounts in the PVR natural gas midstream segment.

At December 31, 2008, we reported a net commodity derivative asset related to the natural gas midstream segment of $22.7 million that is with two counterparties and is substantially concentrated with one of those counterparties. This concentration may impact our overall credit risk, either positively or negatively, in that these counterparties may be similarly affected by changes in economic or other conditions. PVR neither paid nor received collateral with respect to its derivative positions. No significant uncertainties related to the collectability of amounts owed to us exist with regard to these counterparties.

Revenues

Natural Gas Midstream Revenues. We recognize revenues from the sale of natural gas liquids (“NGLs”) and residue gas when PVR sells the NGLs and residue gas produced at its gas processing plants. We recognize gathering and transportation revenues based upon actual volumes delivered. Due to the time needed to gather information from various purchasers and measurement locations and then calculate volumes delivered, the collection of natural gas midstream revenues may take up to 30 days following the month of production. Therefore, we make accruals for revenues and accounts receivable and the related cost of midstream gas purchased and accounts payable based on estimates of natural gas purchased and NGLs and residue gas sold. We record any differences, which historically have not been significant, between the actual amounts ultimately received or paid and the original estimates in the period they become finalized.

Coal Royalties Revenues and Deferred Income. We recognize coal royalties revenues on the basis of tons of coal sold by PVR’s lessees and the corresponding revenues from those sales. Since PVR does not operate any coal mines, PVR does not have access to actual production and revenues information until approximately 30 days following the month of production. Therefore, our financial results include estimated revenues and accounts receivable for the month of production. We record any differences, which historically have not been significant, between the actual amounts ultimately received or paid and the original estimates in the period they become finalized. Most of PVR’s lessees must make minimum monthly or annual payments that are generally recoupable over certain time periods. These minimum payments are recorded as deferred income. If the lessee recoups a minimum payment through production, the deferred income attributable to the minimum payment is recognized as coal royalties revenues. If a lessee fails to meet its minimum production for certain pre-determined time periods, the deferred income attributable to the minimum payment is recognized as minimum rental revenues, which is a component of other revenues on our consolidated statements of income. Deferred income also includes unearned income from a coal services facility lease, which is recognized as interest income as it is earned.

Coal Services Revenues. We recognize coal services revenues when lessees use PVR’s facilities for the processing, loading and/or transportation of coal. Coal services revenues consist of fees collected from lessees for the use of PVR’s loadout facility, coal preparation plants and dock loading facility. We also include equity earnings of PVR’s coal handling joint venture in coal services revenues. We recognize our share of income or losses from PVR’s investment in a coal handling joint venture as the joint venture reports them to PVR.

Oil and Gas Royalty Revenues. We recognize oil and gas royalty revenues in connection with royalty interests owned by PVR. Royalties are recognized as revenue when natural gas, crude oil and NGLs are removed from the respective underground mineral reserve locations. Royalty payments are generally received two months after the products are removed. An accrual is included in accounts receivables for amounts not received during the month removed based on historical trends.

Timber Revenues. PVR recognizes timber revenues based on the volume of timber harvested and sold from its properties.

Producer Services Revenues. We recognize producer services revenues in connection with agent fees for the marketing of Penn Virginia’s and other third parties’ natural gas production. We aggregate third-party volumes and sells those volumes into intrastate pipeline systems and at market hubs accessed by various interstate pipelines.

Derivative Activities

From time to time, PVR enters into derivative financial instruments to mitigate our exposure to natural gas, crude oil and NGL price volatility. The derivative financial instruments, which are placed with financial institutions that PVR believes are of acceptable credit risks, take the form of collars and three-way collars. All derivative financial instruments are recognized in our consolidated financial statements at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The fair values of PVR’s derivative instruments are determined based on discounted cash flows derived from quoted forward prices. All derivative transactions are subject to PVR’s risk management policy, which has been reviewed and approved by the board of directors of PVR’s general partner.

Until April 30, 2006, PVR applied hedge accounting to its commodity derivative financial instruments as allowed under SFAS No. 133. PVR’s commodity derivative financial instruments initially qualified as cash flow hedges, and changes in fair value of the effective portion of these contracts were deferred in accumulated other comprehensive income (“AOCI”) until the hedged transactions settled. When PVR discontinued hedge accounting for commodity derivatives, a net loss remained in AOCI of $12.1 million. As the hedged transactions settled in 2006, 2007 and 2008, we recognized the $12.1 million of deferred changes in fair value in revenues and cost of gas purchased in our consolidated statements of income related to commodity derivatives. As of December 31, 2008, all amounts deferred under previous commodity hedging relationships have been reclassified into revenues and cost of midstream gas purchased.

PVR continues to apply hedge accounting to some of its interest rate hedges. Settlements on the PVR interest rate swap agreements (the “PVR Interest Rate Swaps”) that follow hedge accounting are recorded as interest expense. The effective portion of the change in the fair value of the swaps that follow hedge accounting are recorded each period in AOCI. Certain of the PVR Interest Rate Swaps do not follow hedge accounting. Accordingly, mark-to-market gains and losses for the PVR Interest Rate Swaps that do not follow hedge accounting are recognized in earnings currently in the derivatives line on the consolidated statements of income.

Because PVR no longer applies hedge accounting for its commodity derivatives, we recognize changes in fair value in earnings currently in the derivatives line on the consolidated statements of income. We have experienced and could continue to experience significant changes in the estimate of unrealized derivative gains or losses recognized due to fluctuations in the value of these commodity derivative contracts. The discontinuation of hedge accounting has no impact on our reported cash flows, although our results of operations are affected by the volatility of mark-to-market gains and losses and changes in fair value, which fluctuate with changes in natural gas, crude oil and NGL prices. These fluctuations could be significant in a volatile pricing environment.

During the year ended December 31, 2008, PVR reclassified a total of $7.2 million from AOCI to earnings related to PVR’s commodity derivatives and the PVR Interest Rate Swaps. At December 31, 2008, a $1.2 million loss remained in AOCI related to PVR Interest Rate Swaps on which PVR discontinued hedge accounting. The $1.2 million loss will be recognized in earnings through the end of 2011 as the hedged transactions settle. See Note 8 – “Derivative Instruments,” for a more detailed description of PVR’s derivative program.

Income Taxes

As a partnership, we are not a taxable entity and have no federal income tax liability. Penn Virginia Resource GP, LLC is a limited liability company which is treated as a partnership for federal income tax purposes. Therefore, Penn Virginia Resource GP, LLC is not a taxable entity and generally incurs no federal income tax liability. PVR is a partnership and is also not a taxable entity and has no federal income tax liability. The taxable income or losses of the Partnership and PVR are includable in the federal and state income tax returns of our and their partners. Net income for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax bases and financial reporting bases of assets and liabilities and the taxable income allocation requirements under our and PVR’s partnership agreements.

Net Income per Limited Partner Unit

Basic and diluted net income per limited partner unit is determined by dividing net income by the weighted average number of outstanding common units. At December 31, 2007, there were no dilutive units.

The consolidated financial information presented for periods prior to December 2006 is based on the consolidated financial information of the parent company’s predecessor, Penn Virginia Resource GP, LLC. Our net income per limited partner unit amounts for periods prior to our initial public offering in December 2006 assume that affiliates of Penn Virginia owned 32,125,000 limited partner units during those periods.

Unit-Based Compensation

Our general partner has a long-term incentive plan that permits the grant of awards to directors and employees of our general partner and employees of its affiliates who perform services for us. Awards under our long-term incentive plan can be in the form of common units, restricted units, unit options, phantom units and deferred common units. Our long-term incentive plan is administered by the compensation and benefits committee of our general partner’s board of directors. We reimburse our general partner for payments made pursuant to our long-term incentive plan and recognize compensation expense over the vesting period of the awards.

The general partner of PVR has a long-term incentive plan that permits the grant of awards to directors and employees of PVR’s general partner and employees of its affiliates who perform services for PVR. Awards under the PVR long-term incentive plan can be in the form of PVR common units, restricted PVR units, PVR unit options, phantom PVR units and deferred PVR common units. The PVR long-term incentive plan is administered by the compensation and benefits committee of the board of directors of PVR’s general partner. PVR reimburses its general partner for payments made pursuant to the PVR long-term incentive plan.

We and PVR account for unit-based compensation in accordance with SFAS No. 123 (R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods and services. This standard requires us and PVR to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. See Note 18, “Unit-Based Payments.”

Gain on Sale of Subsidiary Units

We account for PVR equity issuances as sales of minority interest. For each PVR equity issuance, we have calculated a gain under SEC Staff Accounting Bulletin No. 51 (or Topic 5-H), Accounting for Sales of Stock by a Subsidiary (“SAB 51”). SAB 51 provides guidance on accounting for the effect of issuances of a subsidiary’s stock on the parent’s investment in that subsidiary. In some situations, SAB 51 allows registrants to elect an accounting policy of recording gains or losses on issuances of stock by a subsidiary either in income or as a capital transaction. Accordingly, we adopted a policy of recording SAB 51 gains and losses directly to partners’ capital. As a result of PVR’s unit offering in May 2008, we recognized gains in partners’ capital of $39.5 million. See Note 6 – “PVR Unit Offering.” As a result of the issuance of PVR units in the acquisition of Lone Star, we recognized gains in partners’ capital of $4.0 million. See Note 5 – “Acquisitions.” These gains in partners’ capital resulted in a $43.5 million decrease in our minority interest in PVR.

Adoption of Noncontrolling interests

We adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), effective January 1, 2009. We have adjusted the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008 to reflect our January 1, 2009 adoption, and retroactive application, of SFAS No. 160. SFAS No. 160 requires that the noncontrolling interests in PVR be reported in our consolidated balance sheets as a separate item within partners’ capital. This presentation of noncontrolling interests is different from our past presentation of minority interests in that minority interests is now part of partners’ capital and is allocated its share of accumulated other comprehensive income. Net income attributable to the noncontrolling interests in PVR is separately presented on the face of our consolidated statements of income. Comprehensive income attributable to the noncontrolling interests in PVR is separately presented in our schedule of comprehensive income. SFAS No. 160 also requires that gains from the sales of subsidiary units be recorded directly to partners’ capital. If we sell sufficient controlling interests in our subsidiaries to require deconsolidation of those subsidiaries, then we expect to record a gain or loss on our consolidated statements of income. As a result of adoption, additional SFAS No. 160 disclosures related to changes in ownership interests are required.

	2008	2007	2006
Net income attributable to Penn Virginia GP Holdings, L.P.	$52,686	$29,169	$32,048

Transfers (to) from the noncontrolling interest
Increase in Penn Virginia GP Holdings, L.P. partners’ capital for sales of subsidiary units	43,522	—	—
Decrease in Penn Virginia GP Holdings, L.P. partners’ capital for sales of subsidiary units	—	—	(1,160)

Net transfers (to) from noncontrolling interest	43,522	—	(1,160)

Change from net income attributable to Penn Virginia GP Holdings, L.P. and transfers (to) from noncontrolling interests	$96,208	$29,169	$30,888

The table above discloses the effects in our ownership interest in PVR on our partners’ capital.

New Accounting Standards

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) provides companies with principles and requirements on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree as well as the recognition and measurement of goodwill acquired or a gain from a bargain purchase in a business combination. SFAS No. 141(R) also requires certain disclosures to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Acquisition costs associated with the business combination will generally be expensed as incurred. SFAS No. 141(R) became effective on January 1, 2009.

In April 2008, the FASB issued Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), which amends SFAS No. 142. The pronouncement requires that companies estimating the useful life of a recognized intangible asset consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, consider assumptions that market participants would use about renewal or extension. FSP FAS 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008 and must be applied prospectively to intangible assets acquired after the effective date. Effective January 1, 2009, we will prospectively apply FSP FAS 142-3 to all intangible assets purchased.

5.	Acquisitions

In the following paragraphs, all references to coal, crude oil and natural gas reserves and acreage acquired are unaudited. The factors PVR used to determine the fair market value of acquisitions include, but are not limited to, discounted future net cash flows on a risked-adjusted basis, geographic location, quality of resources, potential marketability and financial condition of lessees.

Business Combination

Lone Star Gathering, L.P.

On July 17, 2008, PVR completed an acquisition of substantially all of the assets of Lone Star. Lone Star’s assets are located in the southern portion of the Fort Worth Basin of North Texas and include approximately 129 miles of gas gathering pipelines and approximately 240,000 acres dedicated by active producers. The Lone Star acquisition expanded the geographic scope of the PVR natural gas midstream segment into the Barnett Shale play in the Fort Worth Basin.

PVR acquired this business for approximately $164.3 million and a liability of $4.7 million, which represents the fair value of a $5.0 million guaranteed payment, plus contingent payments of $30.0 million and $25.0 million. Funding for the acquisition was provided by $80.7 million of borrowings under PVR’s revolving credit facility (the “PVR Revolver”), 2,009,995 of our common units (which PVR purchased from two subsidiaries of Penn Virginia for $61.8 million) and 542,610 newly issued PVR common units. As a result of Penn Virginia’s sale of our units to PVR, Penn Virginia’s ownership interest in us decreased from 82% to 77%.

The contingent payments will be triggered if revenues from certain assets located in a defined geographic area reach certain targets by or before June 30, 2013 and will be funded in cash or common units, at PVR’s election.

The Lone Star acquisition has been accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price has been allocated to the net tangible and intangible assets acquired from Lone Star based on their estimated fair values. The total purchase price was allocated to the assets purchased based upon fair values on the date of the Lone Star acquisition as follows:

Cash consideration paid for Lone Star	$81,125
Fair value of our common units given as consideration for Lone Star	68,021
Fair value of PVR common units issued and given as consideration for Lone Star	15,171
Payment guaranteed December 31, 2009	4,673

Total purchase price	$168,990

Fair value of assets acquired:

Property and equipment	$88,596
Intangible assets	69,200
Goodwill	11,194

Fair value of assets acquired	$168,990

The purchase price includes approximately $11.2 million of goodwill, all of which has been allocated to the PVR natural gas midstream segment. A significant factor that contributed to the recognition of goodwill includes the ability to acquire an established business on the western border of the expanding Barnett Shale play in the Fort Worth Basin. Under SFAS No. 141 and SFAS 142, Goodwill and Other Intangible Assets, goodwill recorded in connection with a business combination is not amortized, but is tested for impairment at least annually. Accordingly, the accompanying pro forma combined income statement does not include amortization of the goodwill recorded in the acquisition. As a result of testing goodwill for impairment in the fourth quarter of 2008, we recognized a loss on impairment of goodwill. See Note 11, “Goodwill” for a description of our goodwill impairment.

The purchase price includes approximately $69.2 million of intangible assets that are associated with assumed contracts and customer relationships. These intangible assets will be amortized over the period in which benefits are derived from the contracts and relationships assumed and will be reviewed for impairment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on when the estimated economic benefit will be earned, we estimate the useful lives of these intangible assets to be 20 years. See Note 12, “Intangible Assets, net.”

The following pro forma financial information reflects the consolidated results of our operations as if the Lone Star acquisition had occurred on January 1, 2007. The pro forma information includes adjustments primarily for depreciation of acquired property and equipment, the amortization of intangible assets, interest expense for acquisition debt and the change in weighted average common units resulting from the issuance of 542,610 of PVR’s newly issued common units given as consideration in the Lone Star acquisition. The pro forma financial information is not necessarily indicative of the results of operations as it would have been had these transactions been effected on the assumed date:

	(Unaudited) Year Ended December 31,
	2008	2007
	(in thousands)
Revenues	$885,147	$552,439
Net income	$47,634	$21,328
Net income per limited partner unit, basic & diluted	$1.22	$0.55

Other Business Combinations

In April 2008, PVR acquired a 25% member interest in Thunder Creek, a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin. The purchase price was for $51.6 million in cash, after customary closing adjustments and was funded by PVR with long-term debt under the PVR Revolver. The entire member interest is recorded in equity investments on the consolidated balance sheets. This investment includes $37.3 million of fair value for the net assets acquired and $14.3 million of fair value paid in excess of our portion of the underlying equity in the net assets acquired related to customer contracts and related customer relations. This excess is being amortized to equity earnings over the life of the underlying contracts, which is 12 years. The earnings are recorded in other revenues on the consolidated statements of income.

In September 2007, PVR acquired fee ownership of approximately 62,000 acres of forestland in northern West Virginia. The purchase price was $93.3 million in cash and was funded with long-term debt under the PVR Revolver. The purchase price has been allocated as follows: $86.1 million to timber, $6.6 million to land and $0.6 million to oil and gas royalty interests.

In June 2007, PVR acquired a combination of fee ownership and lease rights to approximately 51 million tons of coal reserves, along with a preparation plant and coal handling facilities. The property is located on approximately 17,000 acres in western Kentucky. The purchase price was $42.0 million in cash and was funded with long-term debt under the PVR Revolver. The purchase price has been allocated as follows: $30.2 million to coal properties, $11.3 million to the coal processing plant and related facilities and $0.5 million to land. PVR also recorded a $28.1 million lease receivable and $16.6 million to deferred rent relating to a coal services facility lease.

The pro forma results for these business combinations for the years ended December 31, 2007 and 2006 do not materially change the net income for these periods.

Other Acquisitions

Based on our analysis of the fair value of the following acquisitions, we did not deem these acquisitions to be material business combinations and therefore are not disclosing pro forma financial information in accordance with SFAS No. 141.

In October 2007, PVR purchased from Penn Virginia oil and gas royalty interests associated with leases of property in eastern Kentucky and southwestern Virginia and with estimated proved oil and gas reserves of 8.7 Bcfe at January 1, 2007. The purchase price for this asset acquisition was $31.0 million in cash and was funded with long-term debt under the PVR Revolver.

In May 2006, PVR acquired lease rights to approximately 69 million tons of coal reserves. The reserves are located on approximately 20,000 acres in southern West Virginia. The purchase price for this asset acquisition was $65.0 million and was funded with long-term debt under the PVR Revolver.

6.	PVR Unit Offering

In May 2008, PVR issued to the public 5.15 million common units representing limited partner interests in PVR and received $138.2 million in net proceeds. We made contributions to PVR of $2.9 million to maintain our indirect 2% general partner interest. PVR used the net proceeds to repay a portion of its borrowings under the PVR Revolver.

7.	Fair Value Measurement of Financial Instruments

We adopted SFAS No. 157, Fair Value Measurements, effective January 1, 2008, for financial assets and liabilities measured on a recurring basis. SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP SFAS 157-2”), delayed the application of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities to fiscal years and interim periods beginning after November 15, 2008. Examples of nonfinancial assets for which FSP SFAS 157-2 delays application of SFAS No. 157 include business combinations, impairment and initial recognition of an ARO.

Our financial instruments consist of cash and cash equivalents, receivables, accounts payable, derivative instruments and long-term debt. At December 31, 2008, the carrying values of all of these financial instruments approximated fair value. As a result of repaying PVR’s Senior Unsecured Notes due 2013 (the “PVR Notes”), PVR had no fixed-rate long-term debt as of December 31, 2008. See Note 15 – “Long-Term Debt.” At December 31, 2007, the carrying values of all of these financial instruments, except fixed-rate long-term debt, approximated fair value. The fair value of PVR’s fixed-rate long-term debt at December 31, 2007 was $65.8 million.

SFAS No. 157 requires fair value measurements to be classified and disclosed in one of the following three categories:

•

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 inputs generally provide the most reliable evidence of fair value.

•	Level 2: Quoted prices in markets that are not active or inputs, which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The following table summarizes the valuation of PVR’s financial instruments by the above SFAS No. 157 categories as of December 31, 2008 (in thousands):

		Fair Value Measurements at December 31, 2008, Using
Description	Fair Value Measurements at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability - current	$(5,891)	$—	$(5,891)	$—
Interest rate swap liability - noncurrent	(6,915)	—	(6,915)	—
Commodity derivative assets - current	30,431	—	30,431	—
Commodity derivative liability - current	(7,694)	—	(7,694)	—

Total	$9,931	$—	$9,931	$—

See Note 8 – “Derivative Instruments,” for the effects of these instruments on our consolidated statements of income.

We use the following methods and assumptions to estimate the fair values in the above table:

•

Commodity derivative instruments: PVR’s natural gas midstream segment’s commodity derivatives utilize three-way collar derivative contracts. PVR also utilizes collar derivative contracts to hedge against the variability in the frac spread. PVR determines the fair values of its commodity derivative agreements based on discounted cash flows based on quoted forward prices for the respective commodities. This is a level 2 input. PVR generally uses the income approach, using valuation techniques that convert future cash flows to a single discounted value. See Note 8 – “Derivative Instruments.”

•

Interest rate swaps: PVR has entered into the PVR Interest Rate Swaps to establish fixed rates on a portion of the outstanding borrowings under the PVR Revolver. PVR uses an income approach using valuation techniques that connect future cash flows to a single discounted value. PVR estimates the fair value of the swaps based on published interest rate yield curves as of the date of the estimate. This is a level 2 input. See Note 8 – “Derivative Instruments.”

8.	Derivative Instruments

PVR Natural Gas Midstream Segment Commodity Derivatives

PVR utilizes three-way collar derivative contracts to hedge against the variability in cash flows associated with anticipated natural gas midstream revenues and cost of midstream gas purchased. PVR also utilizes collar derivative contracts to hedge against the variability in its frac spread. PVR’s frac spread is the spread between the purchase price for the natural gas PVR purchases from producers and the sale price for NGLs that PVR sells after processing. PVR hedges against the variability in its frac spread by entering into costless collar and swap derivative contracts to sell NGLs forward at a predetermined commodity price and to purchase an equivalent volume of natural gas forward on an MMBtu basis. While the use of derivative instruments limits the risk of adverse price movements, such use may also limit future revenues or cost savings from favorable price movements.

A three-way collar contract consists of a collar contract plus a put option contract sold by PVR with a price below the floor price of the collar. The counterparty to a collar contract is required to make a payment to PVR if the settlement price for any settlement period is below the floor price for such contract. PVR is required to make a payment to the counterparty if the settlement price for any settlement period is above the ceiling price for such contract. Neither party is required to make a payment to the other party if the settlement price for any settlement period is equal to or greater than the floor price and equal to or less than the ceiling price for such contract.

The additional put option sold by PVR requires it to make a payment to the counterparty if the settlement price for any settlement period is below the put option price. By combining the collar contract with the additional put option, PVR is entitled to a net payment equal to the difference between the floor price of the collar contract and the additional put option price if the settlement price is equal to or less than the additional put option price. If the settlement price is greater than the additional put option price, the result is the same as it would have been with a collar contract only. If market prices are below the additional put option, PVR would be entitled to receive the market price plus the difference between the additional put option and the floor. See the PVR natural gas midstream segment commodity derivative table in this footnote. This strategy enables PVR to increase the floor and the ceiling prices of the collar beyond the range of a traditional collar contract while defraying the associated cost with the sale of the additional put option.

PVR determines the fair values of its derivative agreements based on discounted cash flows based on quoted forward prices for the respective commodities as of December 31, 2008, using discount rates adjusted for the credit risk of the counterparties if the derivative is in an asset position and PVR’s own credit risk for derivatives in a liability position. The following table sets forth PVR’s positions as of December 31, 2008 for commodities related to natural gas midstream revenues and cost of midstream gas purchased:

			Weighted Average Price
	Average Volume Per Day		Additional Put Option	Floor		Ceiling	Fair Value (in thousands)
Crude Oil Three-way Collar	(in barrels	)		(per barrel	)
First Quarter 2009 through Fourth Quarter 2009	1,000		$70.00	$90.00		$119.25	$6,101

Frac Spread Collar	(in MMBtu	)		(per MMBtu	)
First Quarter 2009 through Fourth Quarter 2009	6,000			$9.09		$13.94	14,943

Settlements to be received in subsequent month							1,694

Natural gas midstream segment commodity derivatives - net asset							$22,738

At December 31, 2008, PVR reported a net derivative asset related to the natural gas midstream segment of $22.7 million. No amounts remain in AOCI related to derivatives in the natural gas midstream segment for which PVR discontinued hedge accounting in 2006. See the Adoption of SFAS No. 161 section below for the impact of the natural gas midstream commodity derivatives on our consolidated statements of income.

PVR Interest Rate Swaps

PVR has entered into the PVR Interest Rate Swaps to establish fixed rates on a portion of the outstanding borrowings under the PVR Revolver. Until March 2010, the notional amounts of the PVR Interest Rate Swaps total $285.0 million, or approximately 50% of PVR’s total long-term debt outstanding as of December 31, 2008, with PVR paying a weighted average fixed rate of 3.67% on the notional amount, and the counterparties paying a variable rate equal to the three-month London Interbank Offered Rate (“LIBOR”). From March 2010 to December 2011, the notional amounts of the PVR Interest Rate Swaps total $225.0 million with PVR paying a weighted average fixed rate of 3.52% on the notional amount, and the counterparties paying a variable rate equal to the three-month LIBOR. From December 2011 to December 2012, the notional amounts of the PVR Interest Rate Swaps total $75.0 million, with PVR paying a weighted average fixed rate of 2.10% on the notional amount, and the counterparties paying a variable rate equal to the three-month LIBOR. The PVR Interest Rate Swaps extend one year past the maturity of the current PVR Revolver. The PVR Interest Rate Swaps have been entered into with six financial institution counterparties, with no counterparty having more than 26% of the open positions. In January 2009, PVR entered into an additional $25.0 million interest rate swap with a maturity of December 2012. Inclusive of this additional interest rate swap, the weighted average fixed interest rate PVR pays to its counterparties is 3.54% through March 2010, 3.37% from March 2010 through December 2011, and 2.09% from December 2011 through December 2012.

PVR continues to apply hedge accounting to some of its interest rate hedges. Settlements on the PVR Interest Rate Swaps that that follow hedge accounting are recorded as interest expense. Accordingly, the effective portion of the change in the fair value of the transactions for the swaps that follow hedge accounting are recorded each period in AOCI. Certain of the PVR Interest Rate Swaps do not follow hedge accounting. Accordingly, mark-to-market gains and losses for the PVR Interest Rate Swaps that do not follow hedge accounting are recognized in earnings currently. During the year ended December 31, 2008, PVR reclassified $1.2 million from AOCI to interest expense related to the PVR Interest Rate Swaps on which PVR discontinued hedge accounting. At December 31, 2008, a $1.2 million loss remained in AOCI related to Interest Rate Swaps on which we discontinued hedge accounting. The $1.2 million loss will be recognized in earnings through the end of 2011 as the hedged transactions settle.

PVR reported a (i) net derivative liability of $12.8 million at December 31, 2008 and (ii) loss in AOCI of $4.2 million at December 31, 2008 related to the PVR Interest Rate Swaps. In connection with periodic settlements, PVR recognized $1.7 million of net hedging losses in interest expense in the year ended December 31, 2008. Based upon future interest rate curves at December 31, 2008, PVR expects to realize $5.9 million of hedging losses within the next 12 months. The amounts that PVR ultimately realizes will vary due to changes in the fair value of open derivative agreements prior to settlement.

Adoption of SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133, which amends and expands the disclosures required by SFAS No. 133. We elected to adopt SFAS No. 161 early, effective June 30, 2008. SFAS No. 161 requires companies to disclose how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.

In the year ended December 31, 2008, we reclassified a total of $7.2 million out of AOCI and into earnings. We also recorded unrealized hedging losses of $4.0 million in AOCI in the year ended December 31, 2008 related to the PVR Interest Rate Swaps. See Note 20, “Comprehensive Income,” for a detailed schedule of our AOCI.

The following table summarizes the effects of PVR’s derivative activities, as well as the location of the gains and losses, on our consolidated statements of income for the year ended December 31, 2008 (in thousands):

	Location of gain (loss) on derivatives recognized in income	Year Ended December 31, 2008
Derivatives designated as hedging instruments under SFAS No. 133 (Effective portion):
Interest rate contracts (1)	Interest expense	$(503)

Increase (decrease) in net income resulting from derivatives designated as hedging instruments under SFAS No. 133 (Effective portion)		$(503)

Derivatives not designated as hedging instruments under SFAS No. 133:
Interest rate contracts	Derivatives	$(8,635)
Interest rate contracts (1)	Interest expense	(1,203)
Commodity contracts (1)	Natural gas midstream revenues	(8,219)
Commodity contracts (1)	Cost of midstream gas purchased	2,739
Commodity contracts	Derivatives	25,472

Increase (decrease) in net income resulting from derivatives not designated as hedging instruments under SFAS No. 133		$10,154

Total increase (decrease) in net income resulting from derivatives		$9,651

Realized and unrealized derivative impact:
Cash paid for commodity and interest rate contract settlements	Derivatives	(38,466)
Cash paid for interest rate contract settlements	Interest expense	(503)
Unrealized derivative gain	(2)	48,620

Total increase (decrease) in net income resulting from derivatives		$9,651

(1)	This represents reclassifications from AOCI into earnings. Subsequent to the discontinuation of hedge accounting for commodity derivatives in 2006, amounts remaining in AOCI have been reclassified into earnings in the same period or periods during which the original hedge forecasted transaction affects earnings. No losses remain in AOCI related to commodity derivatives for which we discontinued hedge accounting in 2006. At December 31, 2008, a $1.2 million loss remained in AOCI related to the PVR Interest Rate Swaps on which PVR discontinued hedge accounting in 2008.
(2)	This activity represents unrealized gains in the natural gas midstream, cost of midstream gas purchased, interest expense and derivatives lines on our consolidated statements of income.

The following table summarizes the fair value of PVR’s derivative instruments, as well as the locations of these instruments on our consolidated balance sheets as of December 31, 2008 (in thousands):

		Fair values as of December 31, 2008
	Balance Sheet Location	Derivative Assets	Derivative Liabilities
Derivatives designated as hedging instruments under SFAS No. 133:
Interest rate contracts	Derivative liabilities - current	$—	$1,228
Interest rate contracts	Derivative liabilities - noncurrent	—	1,842

Total derivatives designated as hedging instruments under SFAS No. 133		$—	$3,070

Derivatives not designated as hedging instruments under SFAS No. 133:
Interest rate contracts	Derivative liabilities - current	$—	$4,663
Interest rate contracts	Derivative liabilities - noncurrent	—	5,073
Commodity contracts	Derivative assets/liabilities - current	30,431	7,694

Total derivatives not designated as hedging instruments under SFAS No. 133		$30,431	$17,430

Total fair values of derivative instruments		$30,431	$20,500

See Note 7, “Fair Value Measurement of Financial Instruments” for a description of how the above financial instruments are valued in accordance with SFAS No. 157.

The following table summarizes the effect of the PVR Interest Rate Swaps on PVR’s total interest expense for the year ended December 31, 2008 (in thousands):

Source	Year Ended December 31, 2008
(in thousands)
Borrowings	$(23,641)
Capitalized interest (1)	675
Interest rate swaps	(1,706)

Total interest expense	$(24,672)

(1) Capitalized interest was primarily related to the construction of PVR’s natural gas gathering facilities.

The effects of derivative gains (losses), cash settlements of PVR’s natural gas midstream commodity derivatives and cash settlements of the PVR Interest Rate Swaps that do not follow hedge accounting are reported as adjustments to reconcile net income to net cash provided by operating activities on our consolidated statements of cash flows. These items are recorded in the “Total derivative losses (gains)” and “Cash settlements of derivatives” lines on the consolidated statements of cash flows.

The above hedging activity represents cash flow hedges. As of December 31, 2008, neither PVR nor we owned derivative instruments that were classified as fair value hedges or trading securities. In addition, as of December 31, 2008, neither PVR nor we owned derivative instruments containing credit risk contingencies.

9.	Property and Equipment

The following table summarizes our property and equipment as of December 31, 2008 and 2007:

	As of December 31,
	2008	2007
	(in thousands)
Coal properties	$476,787	$453,484
Compressor stations	53,392	49,693
Gathering systems	334,522	159,652
Coal services equipment	38,474	38,840
Processing plants	38,150	28,695
Land	20,985	17,753
Oil and gas royalties	36,937	36,395
Timber	87,869	87,800
Other property, plant and equipment	6,410	5,259

Total property, plant and equipment	1,093,526	877,571
Accumulated depreciation, depletion and amortization	(198,407)	(146,289)

Net property, plant and equipment	$895,119	$731,282

10.	Equity Investments

In 2004, PVR acquired a 50% interest in Coal Handling Solutions LLC, a joint venture formed to own and operate end-user coal handling facilities. In 2008, PVR acquired a 25% member interest in Thunder Creek, a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin for $51.6 million in cash, after customary closing adjustments. See Note 5 – “Acquisitions.” PVR accounts for these investments under the equity method of accounting. As of December 31, 2008 and 2007, PVR’s equity investment totaled $78.4 million and $25.6 million, which exceeded its portion of the underlying equity in net assets by $21.0 million and $7.7 million. The difference is being amortized to equity earnings over the life of coal services contracts in place at the time of the acquisition. Included in the equity investment balance at December 31, 2008 and 2007 was $21.0 million and $7.7 million of net intangible assets related to contracts and customer relationships acquired, which is estimated to be from 12 years to 15 years.

In accordance with the equity method, PVR recognized equity earnings of $4.2 million in 2008, $1.8 million in 2007 and $1.3 million in 2006, with a corresponding increase in the investment. The joint ventures generally pay to PVR quarterly distributions of its portion of the joint ventures’ cash flows. PVR received cash distributions from the joint ventures of $4.0 million in 2008, $1.5 million in 2007 and $2.7 million in 2006. Equity earnings related to the 50% interest in Coal Handling Solutions LLC are included in coal services revenues on our consolidated statements of income, and equity earnings related to the 25% member interest in Thunder Creek are recorded in other revenues on our consolidated statements of income. The equity investments for both joint ventures are included in the equity investments line on our consolidated balance sheets.

11.	Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2008 are as follows:

Natural gas midstream segment
Balance at January 1, 2008	$7,718

Goodwill acquired during year	24,083
Impairment loss incurred during year	(31,801)

Balance at December 31, 2008	$—

In accordance with SFAS No. 142, PVR tests goodwill for impairment on an annual basis, at a minimum, and more frequently if a triggering event occurs. PVR’s annual impairment testing of goodwill and other intangible assets, using the guidance prescribed by SFAS No. 142, resulted in an impairment to goodwill of approximately $31.8 million in the fourth quarter of 2008. The impairment charge, which was triggered by fourth quarter declines in oil and gas spot and futures prices and a decline in PVR’s market capitalization, reduces to zero all goodwill recorded in conjunction with acquisitions made by the PVR natural gas midstream segment in 2008 and prior years.

In determining the fair value of the PVR natural gas midstream segment (reporting unit), we used an income approach. Under the income approach, the fair value of the reporting unit is estimated based on the present value of expected future cash flows. The income approach is dependent on a number of factors including estimates of forecasted revenue and operating costs, appropriate discount rates and a market derived earnings multiple terminal value (the value of the reporting unit at the end of the estimation period).

Key assumptions used in the discounted cash flows model described above include estimates of future commodity prices based on the December 31, 2008 commodity price strips and estimates of operating, administrative and capital costs. We discounted the resulting future cash flows using a PVR peer company based weighted average cost of capital of 12%.

This loss is recorded in the impairment line on our consolidated statements of income. The goodwill impairment loss reflects the negative impact of certain factors which resulted in a reduction in the anticipated cash flows used to estimate fair value. The business and marketplace environments in which PVR currently operates differs from the historical environments that drove the factors used to value and record the acquisition of these business units. Our goodwill balance at December 31, 2007 was $7.7 million.

12.	Intangible Assets, net

The following table summarizes PVR’s net intangible assets as of December 31, 2008 and 2007:

	As of December 31,
	2008	2007
	(in thousands)
Contracts and customer relationships	$106,900	$37,700
Rights-of-way	4,552	4,552

Total intangible assets	111,452	42,252
Accumulated amortization	(18,780)	(13,314)

Intangible assets, net	$92,672	$28,938

The contracts and customer relationships and rights-of-way were primarily acquired by PVR in the Lone Star acquisition. See Note 5 – “Acquisitions.” Contracts and customer relationships are amortized on a straight-line basis over the expected useful lives of the individual contracts and relationships, up to 20 years. Total intangible amortization expense for the years ended December 31, 2008, 2007 and 2006 was approximately $5.5 million, $4.1 million and $5.0 million. As of December 31, 2008 and 2007, accumulated amortization of intangible assets was $18.8 million and $13.3 million. The following table sets forth our estimated aggregate amortization expense for the next five years and thereafter:

Year	Amortization Expense
(in thousands)
2009	$9,538
2010	9,054
2011	8,467
2012	7,779
2013	7,560
Thereafter	70,498

Total	$112,896

13.	Allowance for Prepaid Minimums

PVR establishes provisions for losses on long-term prepaid minimums if PVR determines that it will not recoup all or part of the outstanding balance. Collectibility is reviewed periodically and an allowance is established or adjusted, as necessary, using the specific identification method. The allowance is netted against long-term prepaid minimums on our consolidated balance sheets. The following table presents the activity of PVR’s allowance for prepaid minimums for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Balance at beginning of period	$1,646	$1,737	$1,692
Charges to expense	326	(91)	60
Forfeiture of prepaid minimum	—	—	(15)

Balance at end of period	$1,972	$1,646	$1,737

14.	Asset Retirement Obligations

The following table reconciles the beginning and ending aggregate carrying amount of our AROs for the years ended December 31, 2008 and 2007, which are included in other liabilities on our consolidated balance sheets:

	Year Ended December 31,
	2008	2007
	(in thousands)
Balance at beginning of period	$2,028	$1,881
Revision of estimate	(505)	—
Accretion expense	291	147

Balance at end of period	$1,814	$2,028

The accretion expense is recorded in the depreciation, depletion and amortization expense line on the consolidated statements of income.

15.	Long-Term Debt

We have no long-term debt. The following table summarizes PVR’s long-term debt as of December 31, 2008 and 2007:

	As of December 31,
	2008	2007
	(in thousands)
Revolver — variable rate of 4.4% and 6.2% at December 31, 2008 and 2007	$568,100	$347,700
Notes	—	64,014

Total debt	568,100	411,714
Less: Current maturities	—	(12,561)

Total long-term debt	$568,100	$399,153

PVR capitalized interest costs amounting to $0.7 million and $0.8 million in the years ended December 31, 2008 and 2007 related to the construction of two natural gas processing plants. PVR capitalized interest costs amounting to $0.3 million in the year ended December 31, 2006 related to the construction of a coal services facility in October 2006.

PVR Revolver

As of December 31, 2008, net of outstanding borrowings of $568.1 million and letters of credit of $1.6 million, PVR had remaining borrowing capacity of $130.3 million on the PVR Revolver. In August 2008, PVR increased the size of the PVR Revolver from $600.0 million to $700.0 million and secured the PVR Revolver with substantially all of PVR’s assets. The PVR Revolver matures in December 2011 and is available to PVR for general purposes, including working capital, capital expenditures and acquisitions, and includes a $10.0 million sublimit for the issuance of letters of credit. In 2008, PVR incurred commitment fees of $0.5 million on the unused portion of the PVR Revolver. The interest rate under the PVR Revolver fluctuates based on the ratio of PVR’s total indebtedness-to-EBITDA. Interest is payable at a base rate plus an applicable margin of up to 0.75% if PVR selects the base rate borrowing option under the PVR Revolver or at a rate derived from LIBOR plus an applicable margin ranging from 0.75% to 1.75% if PVR selects the LIBOR-based borrowing option. The weighted average interest rate on borrowings outstanding under the PVR Revolver during 2008 was approximately 4.6%. PVR does not have a public credit rating for the PVR Revolver.

The financial covenants under the PVR Revolver require PVR not to exceed specified ratios. The PVR Revolver prohibits PVR from making distributions to its partners if any potential default, or event of default, as defined in the PVR Revolver, occurs or would result from the distributions. In addition, the PVR Revolver contains various covenants that limit

PVR’s ability to incur indebtedness, grant liens, make certain loans, acquisitions and investments, make any material change to the nature of PVR’s business, or enter into a merger or sale of PVR’s assets, including the sale or transfer of interests in PVR’s subsidiaries. As of December 31, 2008, PVR was in compliance with all of its covenants under the PVR Revolver.

PVR Notes

In July 2008, PVR paid an aggregate of $63.3 million to the holders of the PVR Notes to prepay 100% of the aggregate principal amount of the PVR Notes. This amount consisted of approximately $58.4 million aggregate principal amount outstanding on the PVR Notes, $1.1 million in accrued and unpaid interest on the PVR Notes through the prepayment date and $3.8 million in make-whole amounts due in connection with the prepayment. The $3.8 million of make-whole payments were recorded in interest expense on our consolidated statements of income. The PVR Notes were repaid with borrowings under the PVR Revolver. While the PVR Notes were outstanding, PVR had a DBRS public credit rating. However, due to the repayment of the PVR Notes, PVR has elected not to renew this rating. As of December 31, 2007, PVR owed $64.0 million under the PVR Notes, the current portion of which was $12.6 million. The PVR Notes bore interest at a fixed rate of 6.02%.

Debt Maturities

The following table sets forth the aggregate maturities of the principal amounts of long-term debt for the next five years and thereafter:

Year	Aggregate Maturities of Principal Amounts
(in thousands)
2009	$—
2010	—
2011	568,100
2012	—
2013	—
Thereafter	—

Total principal	568,100
Less: Terminated interest rate swap	—

Total debt, including current maturities	$568,100

16.	Partners’ Capital and Distributions

As of December 31, 2008, partners’ capital consisted of 39.1 million common units. As of December 31, 2008, affiliates of Penn Virginia, in the aggregate, owned a 77% interest in us, consisting of 30.1 million common units and a non-economic general partner interest.

Cash Distributions

We distribute 100% of Available Cash (as defined in our partnership agreement) within 55 days after the end of each quarter to unitholders of record. Available Cash is generally defined as all of our cash and cash equivalents on hand at the end of each quarter less reserves established by our general partner for future requirements. Our general partner has the discretion to establish cash reserves that are necessary or appropriate to (i) provide for the proper conduct of our business, (ii) comply with applicable law, any of our debt instruments or other agreements, (iii) provide funds for distributions to unitholders and our general partner for any one or more of the next four quarters or (iv) permit Penn Virginia Resource GP, LLC to make capital contributions to PVR to maintain its 2% general partner interest upon the issuance of additional partnership securities by PVR.

The following table reflects the allocation of total cash distributions paid by us during the years ended December 31, 2008 and 2007:

	Years Ended December 31,
Unitholders	2008	2007
	(in thousands, except per unit data)
Publicly-held unitholders	$11,269	$6,358
Penn Virginia Corporation	43,435	29,200

Total cash distributions paid	$54,704	$35,558

Total cash distributions paid per unit	$1.40	$0.91

On February 18, 2009, we paid a $0.38 quarterly distribution per unit to unitholders of record on February 2, 2009. This distribution was unchanged from the previous distribution paid on November 19, 2008.

Limited Call Right

If at any time our general partner and its affiliates own more than 90% of our outstanding common units, our general partner has the right, which it may assign in whole or in part to any of its affiliates or us, but not the obligation, to acquire all of the remaining common units held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice, at a price equal to the greater of (i) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (ii) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed.

17.	Related Party Transactions

General and Administrative

Penn Virginia charges us for certain corporate administrative expenses which are allocable to us and our subsidiaries. When allocating general corporate expenses, consideration is given to property and equipment, payroll and general corporate overhead. Any direct costs are paid by us. Total corporate administrative expenses charged to us and our subsidiaries totaled $5.5 million and $4.6 million for 2008 and 2007. Total corporate administrative expenses that Penn Virginia charged to PVR totaled $5.1 million, $4.2 million and $4.5 million for the years ended December 31, 2008, 2007 and 2006. These costs are reflected in general and administrative expenses in our consolidated statements of income. At least annually, our management performs an analysis of general corporate expenses based on time allocations of shared employees and other pertinent factors. Based on this analysis, our management believes that the allocation methodologies used are reasonable.

Accounts Payable—Affiliate

Amounts payable to related parties totaled $8.1 million and $2.6 million as of December 31, 2008 and 2007. The increase in the balance in 2008 is due primarily to amounts due to a wholly owned subsidiary of Penn Virginia, Penn Virginia Oil & Gas, L.P. (“PVOG LP”), from PVR related to the natural gas gathering and processing agreement between PVR East Texas Gas Processing, LLC (“PVR East Texas”) and PVOG LP. See “– Gathering and Processing Revenues.” These balances are included in accounts payable on our consolidated balance sheets.

Marketing Revenues

PVOG LP and Connect Energy Services, LLC (“Connect Energy”), a wholly owned subsidiary of PVR, are parties to a Master Services Agreement effective September 1, 2006. Pursuant to the Master Services Agreement, PVOG LP and Connect Energy have agreed that Connect Energy will market all of PVOG LP’s oil and gas production in Arkansas, Louisiana, Oklahoma and Texas for a fee equal to 1% of the net sales price (subject to specified limitations) received by PVOG LP for such production. The Master Services Agreement has a primary term of five years and automatically renews for additional one year terms until terminated by either party. Under the Master Services Agreement, PVOG LP paid fees to Connect Energy of $3.0 million, $2.2 million and $0.4 million for the years ended December 31, 2008, 2007 and 2006. Marketing revenues are included in other revenues on our consolidated statements of income.

Gathering and Processing Revenues

PVR East Texas and PVOG LP are parties to a natural Gas Gathering and Processing Agreement effective April 1, 2007. Pursuant to the Gas Gathering and Processing Agreement, PVOG LP and PVR East Texas have agreed that PVR East Texas will gather and process all of PVOG LP’s current and future gas production in certain areas of the Bethany Field in East Texas and redeliver the NGLs to PVOG LP for a $0.30/MMBtu service fee (with an annual CPI adjustment). The Gas Gathering and Processing Agreement has a primary term of 15 years and automatically renews for additional one year terms until terminated by either party. PVR East Texas began gathering and processing PVOG LP’s gas in June 2008. In 2008, PVOG LP paid PVR East Texas $2.0 million in fees pursuant to the Gas Gathering and Processing Agreement. These gathering and processing revenues are recorded in the natural gas midstream line on our consolidated statements of income.

From time to time, PVOG LP sells gas or NGLs to Connect Energy at our Crossroads Plant, Connect Energy transports them to the marketing location, and then Connect Energy resells such gas or NGLs to third parties. The sales price received by PVOG LP from Connect Energy for such gas or NGLs equals the sales price received by Connect Energy for such gas or NGLs from the third parties. In 2008, PVOG LP received $127.9 million from Connect Energy in connection with such sales. In 2008, PVR recorded $127.9 million of natural gas midstream revenue and $127.9 million for the cost of midstream gas purchased related to the purchase of natural gas from PVOG LP and the subsequent sale of that gas to third parties. PVR does not take title to the gas prior to transporting it to third parties. These transactions do not impact the gross margin, nor do they impact operating income other than the fee collected earlier in the process.

18.	Unit-Based Payments

Long-Term Incentive Plan

Our general partner has adopted a long-term incentive plan. Our long-term incentive plan permits the grant of awards to employees and directors of our general partner and employees of its affiliates who perform services for us. Awards under our long-term incentive plan can be in the form of common units, restricted units, unit options, phantom units and deferred common units. Our long-term incentive plan is administered by the compensation and benefits committee of our general partner’s board of directors. We reimburse our general partner for payments made pursuant to our long-term incentive plan and recognize compensation expense over the vesting period of the awards.

We recognized compensation expense related to our long-term incentive plan of $0.4 million for the years ended December 31, 2008 and 2007. We granted no awards under and recognized no compensation expense related to our long-term incentive plan prior to 2007. Compensation expense is recorded on the general and administrative expense line on the consolidated statements of income.

Deferred Common Units. A portion of the compensation to the non-employee directors of our general partner is paid in deferred common units. Each deferred common unit represents one common unit, which vests immediately upon issuance and is available to the holder upon termination or retirement from the board of directors of our general partner. At December 31, 2007, 13,396 deferred common units were outstanding at a weighted average grant date fair value of $27.30. At December 31, 2008, 32,128 deferred common units were outstanding at a weighted average grant date fair value of $23.40.

In 2008, our general partner granted 18,732 deferred common units at a weighted-average grant-date fair value of $20.61 per unit. In 2007, our general partner granted 13,396 deferred common units with a weighted-average grant-date fair value of $27.30 per unit. The fair value of the deferred common units is calculated based on the grant-date unit price.

PVR Long-Term Incentive Plan

PVR’s general partner has adopted a long-term incentive plan. As of December 31, 2008, PVR’s long-term incentive plan permits the grant of awards to employees and directors of PVR’s general partner and employees of its affiliates who perform services for PVR. In January 2009, PVR’s general partner increased the number of common units permitted to be granted under the long-term incentive plan to 3,000,000 PVR common units. Awards under the PVR long-term incentive plan can be in the form of PVR common units, restricted PVR units, PVR unit options, phantom PVR units and deferred PVR common units. The PVR long-term incentive plan is administered by the compensation and benefits committee of the board of directors of PVR’s general partner. PVR reimburses its general partner for payments made pursuant to the PVR long-term incentive plan. PVR recognizes compensation cost based on the fair value of the awards over the vesting period.

PVR recognized a total of $3.2 million, $2.4 million and $1.9 million in the years ended December 31, 2008, 2007 and 2006 of compensation expense related to the granting of common units and deferred common units and the vesting of restricted units granted under the long-term incentive plan. Compensation expense is recorded on the general and administrative expense line on the consolidated statements of income.

PVR Common Units. PVR’s common units, which are granted to non-employee directors, vest immediately upon issuance. PVR’s general partner granted 1,525 common units at a weighted average grant-date fair value of $20.27 per unit to non-employee directors in 2008. PVR’s general partner granted 1,183 common units at a weighted average grant-date fair value of $27.09 per unit to non-employee directors in 2007. PVR’s general partner granted 1,795 common units at a weighted average grant-date fair value of $26.01 per unit to non-employee directors in 2006. The fair value of the PVR common units is calculated based on the grant-date unit price.

Restricted PVR Units. Restricted PVR units vest upon terms established by the compensation and benefits committee of PVR’s general partner’s board of directors. In addition, all restricted PVR units will vest upon a change of control of PVR’s general partner or Penn Virginia. If a grantee’s employment with, or membership on the board of directors of, PVR’s general partner terminates for any reason, the grantee’s unvested restricted PVR units will be automatically forfeited unless, and to the extent that, the compensation and benefits committee provides otherwise. Distributions payable with respect to restricted PVR units may, in the compensation and benefits committee’s discretion, be paid directly to the grantee or held by PVR’s general partner and made subject to a risk of forfeiture during the applicable restriction period. Restricted PVR units generally vest over a three-year period, with one-third vesting in each year. The fair value of the restricted PVR units is calculated based on the grant-date unit price.

The following table summarizes the status of nonvested restricted PVR units as of December 31, 2008 and changes during the year then ended:

	Nonvested Restricted Units	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2008	156,931	$27.40
Granted	138,251	26.57
Vested	(71,074)	27.27
Forfeit	(2,253)	27.09

Nonvested at December 31, 2008	221,855	$26.93

At December 31, 2008, we had $3.7 million of total unrecognized compensation cost related to nonvested restricted units. We expect to reimburse our general partner for that cost over a weighted-average period of 0.9 years. The total grant-date fair value of restricted units that vested in 2008, 2007 and 2006 was $1.9 million, $1.2 million and $2.2 million.

Deferred PVR Common Units. A portion of the compensation to the non-employee directors of PVR’s general partner is paid in deferred PVR common units. Each deferred PVR common unit represents one PVR common unit, which vests immediately upon issuance and is available to the holder upon termination or retirement from the board of directors of PVR’s general partner. PVR’s general partner granted 21,337 deferred PVR common units in 2008 at a weighted-average grant-date fair value of $23.85. PVR’s general partner granted 22,209 deferred PVR common units in 2007 at a weighted average grant-date fair value of $26.43. At December 31, 2007, 61,218 deferred PVR common units were outstanding at a weighted average grant-date fair value of $25.58. At December 31, 2006, 39,009 deferred PVR common units were outstanding at a weighted average grant-date fair value of $25.26 per PVR common unit. In 2008, 26,122 deferred PVR common units converted to PVR common units. The aggregate intrinsic value of deferred PVR common units converted to PVR common units in 2008 and 2006 was $0.7 million and $0.2 million. At December 31, 2008, 56,433 deferred PVR common units were outstanding at a weighted average grant-date fair value of $24.87. The fair value of the deferred PVR common units is calculated based on the grant-date unit price.

19.	Commitments and Contingencies

Rental Commitments

Operating lease rental expense in the years ended December 31, 2008, 2007 and 2006 was $4.5 million, $2.6 million and $1.9 million. The following table sets forth PVR’s minimum rental commitments for the next five years under all non-cancelable operating leases in effect at December 31, 2008:

Year	Minimum Rental Commitments
(in thousands)
2009	$2,678
2010	1,891
2011	1,680
2012	1,332
2013	1,296
Thereafter	5,807

Total minimum payments	$14,684

PVR’s rental commitments primarily relate to equipment and building leases and leases of coal reserve-based properties which PVR subleases, or intends to sublease, to third parties. The obligation with respect to leased properties which PVR subleases expires when the property has been mined to exhaustion or the lease has been canceled. The timing of mining by third party operators is difficult to estimate due to numerous factors. PVR believes that the future rental commitments with regard to this subleased property cannot be estimated with certainty.

Firm Transportation Commitments

As of December 31, 2008, PVR had contracts for firm transportation capacity rights for specified volumes per day on a pipeline system with terms that ranged from one to seven years. The contracts require PVR to pay transportation demand charges regardless of the amount of pipeline capacity PVR uses. PVR may sell excess capacity to third parties at its discretion. The following table sets forth PVR’s obligation for firm transportation commitments in effect at December 31, 2008 for the next five years and thereafter:

Year	Firm Transportation Commitments
(in thousands)
2009	$13,069
2010	6,168
2011	5,694
2012	4,508
2013	4,033
Thereafter	3,321

Total firm transportation commitments	$36,793

Legal

We are involved, from time to time, in various legal proceedings arising in the ordinary course of business. While the ultimate results of these proceedings cannot be predicted with certainty, our management believes that these claims will not have a material effect on our financial position, or results of operations.

Environmental Compliance

PVR’s operations and those of its lessees are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdictions in which these operations are conducted. The terms of PVR’s coal property leases impose liability on the relevant lessees for all environmental and reclamation liabilities arising under those laws and regulations. The lessees are bonded and have indemnified PVR against any and all future environmental liabilities. PVR regularly visits its coal properties to monitor lessee compliance with environmental laws and regulations and to review mining activities. PVR’s management believes that its operations and those of its lessees comply with existing laws and regulations and does not expect any material impact on its financial condition or results of operations.

As of December 31, 2008 and 2007, PVR’s environmental liabilities were $1.2 million and $1.5 million, which represents PVR’s best estimate of the liabilities as of those dates related to its coal and natural resource management and natural gas midstream businesses. PVR has reclamation bonding requirements with respect to certain unleased and inactive properties. Given the uncertainty of when a reclamation area will meet regulatory standards, a change in this estimate could occur in the future.

Mine Health and Safety Laws

There are numerous mine health and safety laws and regulations applicable to the coal mining industry. However, since PVR does not operate any mines and does not employ any coal miners, PVR is not subject to such laws and regulations. Accordingly, we have not accrued any related liabilities.

20.	Comprehensive Income

Comprehensive income represents changes in partners’ capital during the reporting period, including net income and charges directly to partners’ capital which are excluded from net income. The following table sets forth the components of comprehensive income and comprehensive income attributable to Penn Virginia GP Holdings, L.P. and the noncontrolling interests for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Net income	$102,598	$54,576	$74,701
Unrealized losses on derivative activities	(4,039)	(2,600)	(5,669)
Reclassification adjustment for derivative activities	7,186	3,859	1,909

Comprehensive income	105,745	55,835	70,941
Comprehensive income attributable to the noncontrolling interests	(51,997)	(26,134)	(40,547)

Comprehensive income attributable to Penn Virginia GP Holdings, L.P.	$53,748	$29,701	$30,394

Included in the comprehensive income balance at December 31, 2008 is $1.2 million of losses relating to the PVR Interest Rate Swaps on which PVR discontinued hedge accounting. The $1.2 million loss will be recognized in earnings through the end of 2011 as the hedged transactions settle. See Note 8, “Derivative Instruments.”

21.	Segment Information

Segment information has been prepared in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. Under SFAS No. 131, operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker, or decision-making group, in assessing performance. Our decision-making group consists of PVR’s Chief Executive Officer and other senior officers. This group routinely reviews and makes operating and resource allocation decisions among PVR’s coal and natural resource management operations and PVR’s natural gas midstream operations. Accordingly, our reportable segments are as follows:

•

PVR Coal and Natural Resource Management—management and leasing of coal properties and subsequent collection of royalties; other land management activities such as selling standing timber; leasing of fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants; collection of oil and gas royalties; and coal transportation, or wheelage, fees.

•	PVR Natural Gas Midstream—natural gas processing, gathering and other related services.

The following table presents a summary of certain financial information relating to our segments as of and for the years ended December 31, 2008, 2007 and 2006:

	Revenues			Operating income
	2008	2007	2006	2008	2007	2006
Coal and natural resource (1)	$153,327	$111,639	$112,981	$96,296	$68,811	$73,444
Natural gas midstream (2)	728,253	437,806	404,910	18,946	48,914	29,376
Corporate and other	—	—	—	(2,070)	(2,482)	(397)

Consolidated totals	$881,580	$549,445	$517,891	$113,172	$115,243	$102,423

Interest expense				(24,672)	(17,338)	(18,821)
Other				(2,739)	2,239	2,359
Derivatives				16,837	(45,568)	(11,260)
Net income attributable to noncontrolling interests				(49,912)	(25,407)	(42,653)

Net income attributable to Penn Virginia GP Holdings, L.P.				$52,686	$29,169	$32,048

	Additions to property and equipment and acquisitions			DD&A expense
	2008	2007	2006	2008	2007	2006
Coal and natural resource	$27,270	$177,960	$92,697	$30,805	$22,690	$20,399
Natural gas midstream	304,758	47,080	37,015	27,361	18,822	17,094
Corporate and other	—	—	—	—	—	—

Consolidated totals	$332,028	$225,040	$129,712	$58,166	$41,512	$37,493

	Total assets at December 31,
	2008	2007	2006
Coal and natural resource (3)	$600,418	$610,866	$409,709
Natural gas midstream (4)	618,402	320,413	304,314
Corporate and other	8,854	10,972	2,246

Consolidated totals	$1,227,674	$942,251	$716,269

(1)	The PVR coal and natural resource management segment’s revenues for the years ended December 31, 2008, 2007 and 2006 include $1.8 million, $1.8 million and $1.3 million of equity earnings related to PVR’s 50% interest in Coal Handling Solutions LLC. See Note 10 – “Equity Investments” for a further description.

(2)	The PVR natural gas midstream segment’s revenues for the year ended December 31, 2008 include $2.4 million of equity earnings related to PVR’s 25% member interest in Thunder Creek that PVR acquired in 2008 for $51.6 million. See Note 5 – “Acquisitions” for a further description of this acquisition and Note 10 – “Equity Investments” for a further description of this segment’s equity investment.

(3)	Total assets at December 31, 2008, 2007 and 2006 for the PVR coal and natural resource management segment included equity investment of $23.4 million, $25.6 million and $25.3 million related to PVR’s 50% interest in Coal Handling Solutions LLC. See Note 10 – “Equity Investments” for a further description.

(4)	Total assets at December 31, 2008 for the PVR natural gas midstream segment included equity investment of $55.0 million related to PVR’s 25% member interest in Thunder Creek that PVR acquired in 2008. See Note 10 – “Equity Investments” for a further description. We had no goodwill balance remaining at December 31, 2008. See Note 11, “Goodwill.” Total assets at December 31, 2007 and 2006 for the PVR natural gas midstream segment included goodwill of $7.7 million.

Operating income is equal to total revenues less cost of midstream gas purchased, operating costs and expenses and DD&A expense. Operating income does not include interest expense, certain other income items and derivatives. Identifiable assets are those assets used in our operations in each segment.

For the year ended December 31, 2008, two customers of PVR’s natural gas midstream segment accounted for $194.9 million and $93.8 million, or 22% and 11%, of our total consolidated net revenues. These customer concentrations may impact our results of operations, either positively or negatively, in that these counterparties may be similarly affected by changes in economic or other conditions. We are not aware of any financial difficulties experienced by these customers.

For the year ended December 31, 2007, three customers of PVR’s natural gas midstream segment accounted for approximately $109.2 million, $61.0 million and $60.5 million, or 20%, 11% and 11%, of our total consolidated net revenues. For the year ended December 31, 2006, two customers of PVR’s natural gas midstream segment accounted for $129.1 million and $67.4 million, or 25% and 13%, of our total consolidated net revenues.

Supplemental Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except unit data)
2008
Revenues	$156,814	$276,505	$285,276	$162,985
Operating income (loss) (1)	$30,618	$43,767	$39,483	$(696)
Net income attributable to Penn Virginia GP Holdings, L.P.	$16,802	$6,062	$20,264	$9,558
Basic and diluted net income per unit attributable to Penn Virginia GP Holdings, L.P. common unitholders (2)	$0.43	$0.16	$0.52	$0.24
Weighted average number of units outstanding, basic and diluted	39,075	39,075	39,075	39,075

2007
Revenues	$124,200	$144,144	$130,204	$150,897
Operating income	$21,578	$26,836	$31,497	$35,332
Net income attributable to Penn Virginia GP Holdings, L.P.	$7,720	$8,301	$8,878	$4,270
Basic and diluted net income per unit attributable to Penn Virginia GP Holdings, L.P. common unitholders (2)	$0.20	$0.21	$0.23	$0.11
Weighted average number of units outstanding, basic and diluted	39,062	39,075	39,075	39,075

2006
Revenues	$135,164	$123,463	$131,494	$127,770
Operating income	$18,246	$29,288	$29,899	$24,990
Net income attributable to Penn Virginia GP Holdings, L.P.	$3,451	$5,461	$12,801	$10,335
Basic and diluted net income per unit attributable to Penn Virginia GP Holdings, L.P. common unitholders (2)	$0.11	$0.17	$0.40	$0.30
Weighted average number of units outstanding, basic and diluted	32,125	32,125	32,125	34,425

(1)	Operating income in 2008 included a loss on the impairment of goodwill of $31.8 million that PVR recorded in the fourth quarter of 2008. See Note 11, “Goodwill.”

(2)	The sum of the quarters may not equal the total of the respective year’s net income per limited partner unit due to changes in the weighted average units outstanding throughout the year.